NEUBERGER & BERMAN EQUITY ASSETS PLAN
                             PURSUANT TO RULE 12B-1
                                   SCHEDULE A








                                      FEE (AS A PERCENTAGE         DATE MADE
                                        OF AVERAGE DAILY            A PARTY
           SERIES                          NET ASSETS)              TO PLAN
           ------                     --------------------         ---------

Neuberger & Berman Focus Assets              0.25%              April 1, 1996
Neuberger & Berman Guardian Assets           0.25%              April 1, 1996
Neuberger & Berman Manhattan Assets          0.25%              April 1, 1996
Neuberger & Berman Partners Assets           0.25%              April 1, 1996









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